EXHIBIT 4.2

SHARE CERTIFICATE Certificate No. [number of shares] Shares CUSIP:M2083T 116 ISIN: CY0107501112 CAMPOSOL HOLDING PLC Incorporated in Cyprus under the Companies Law, Cap. 113 AUTHORISED SHARE CAPITAL U.S.$589,850 Divided into 100,000,000 Ordinary shares of U.S.$0.0058985 each This is to Certify that [NAME OF THE COMPANY/PERSON WHO IS THE REGISTERED SHAREHOLDER] of is the Registered Proprietor of [NUMBER OF SHARES] (IN WORDS) Fully Paid shares of U.S.$0.00058985 each, in the above named Company, numbered [from -to], inclusive, subject to the Memorandum and Articles of Association of the Company, and that upon each of such Shares the amount of U.S.$0.0058985 has been paid. Given under the Common Seal of the above Company, this [date] Directors Common Seal of the Company [NAME OF DIRECTOR] [NAME OF DIRECTOR] Secretary [NAME OF SECRETARY] NOTE: No transfer of any of the above-mentioned Shares can be registered until this Certificate has been deposited at the Company’s Registered Office.